Exhibit 10.9
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (the “Agreement”) is made as of the 1st day of July  , 2005 (the “Effective Date”), by and between Smith Micro Software, Inc., a Delaware corporation (the “ SMSI”) and Jonathan Kahn (“Executive”), an individual residing in California.
     WHEREAS, SMSI is in need of an executive with significant experience in operating a software business to develop and sell utility and security software programs; and
     WHEREAS, Executive has experience in such fields; and
     WHEREAS, SMSI wishes to engage Executive to serve as a Sr. Vice President of SMSI,
     NOW THEREFORE, in consideration of the premises and the covenants contained herein, the parties hereby agree as follows:
1. DUTIES AND POSITION. During the term of this Agreement, Executive agrees to be employed by and to serve SMSI as a Senior Vice President. SMSI agrees to employ and retain Executive in such capacity and Executive accepts and agrees to such employment, subject to the general supervision, advice and direction of the President of SMSI. Executive shall perform such duties as are customarily performed by an executive in a similar position. Executive’s reasonable attention to personal investments and other business matters shall not be deemed to be a violation of this Agreement.
2. TERM OF EMPLOYMENT.
     2.1. Term of Employment. This Agreement shall be effective as of the date first set forth above and shall continue for a period of three (3) years (the “Term”), unless sooner terminated pursuant to the provisions set forth herein.
     2.2. Place of Performance. Executive shall be based at the principal business offices of Allume Systems, Inc., which are currently located at 245 Westridge Dr., Watsonville, CA 95076 (the “Principle Place of Performance”).
3. SALARY, BENEFITS AND BONUS COMPENSATION.
     3.1. Salary. As payment for the services to be rendered by Executive as provided in Section 1 and subject to the terms and conditions of Section 4, SMSI agrees to pay to Executive a salary equal to no less than two hundred thousand dollars ($200,000) per year, payable in such equal increments which are in accordance with the SMSI’s regular payroll practices then in effect (as may be adjusted from time to time, the “Base Salary”). Executive’s salary shall be reviewed by SMSI’s Board of Directors in accordance with SMSI policies, and Executive shall be eligible for increases in salary and benefits as determined by SMSI’s Board of Directors their sole discretion. In no event shall Executive’s salary be reduced below the Base Salary except with

Executive’s consent which may be withheld in Executive’s sole discretion, and except as part of a salary reduction applicable to all senior management of SMSI.
     3.2. Bonuses. Executive shall receive a discretionary bonuses as determined by SMSI’s Board of Directors, in accordance with SMSI’s standard bonus policies and equal to or greater than the bonuses awarded to other similar employees of SMSI and its subsidiaries for similar performance.
     3.3. Employee Benefits. Executive shall be eligible to participate in all benefit plans generally available to employees who are executives of SMSI including health, dental, life insurance, retirement, disability, stock and bonus compensation programs.
     3.4. Expenses. SMSI will pay, or reimburse the Executive for, all ordinary and reasonable out-of-pocket business expenses incurred by Executive in connection with his performance of services hereunder in accordance with SMSI’s expense authorization and approval procedures then in effect upon presentation to SMSI of an itemized account and written proof of such expenses.
     3.5. Options. Executive shall receive a grant of incentive stock options to purchase 150,000 shares of SMSI’s Common Stock at the market value of such stock on the date on which the 2005 Incentive Stock Option Plan is ratified by SMSI shareholders, and which options shall vest twenty five (25%) percent after six (6) months and the remainder monthly over the two year period commencing upon the date of plan ratification. Executive’s incentive stock options shall be part of SMSI’s 2005 Incentive Stock Option Plan.
4. TERMINATION.
Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          (a) “Termination For Cause” shall mean termination by SMSI of Executive’s employment by SMSI for reasons of Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony involving moral turpitude, persistent dishonesty or fraud, persistent willful breaches of the material terms of this Agreement, or willful neglect of the duties which he is required to perform hereunder. No act or failure to act by Employee shall be deemed to be “willful” unless done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of SMSI.
          (b) “Termination Other Than For Cause” shall mean termination by SMSI of Executive’s employment by SMSI (other than a Termination For Cause, Disability, or Death) and shall include a substantial, non-voluntary change in the duties required of Executive, or moving the principal Place of Performance more than one hundred (100) miles from its current location.
          (c) “Voluntary Termination” shall mean termination of Executive’s employment with SMSI by action of Executive (other than termination by reason of Executive’s disability or death as described in Sections 4.4 and 4.5).

     4.2. Termination For Cause.
          (a) Termination For Cause may be effected by SMSI at any time during the Term and shall be effected by notice to Executive.
          (b) Upon Termination For Cause, Executive immediately shall be paid any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plan of SMSI in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation; provided that, any of Employee’s options in SMSI which at such time were vested, shall remain vested.
     4.3. Termination Other Than For Cause.
          (a) Notwithstanding anything else in this Agreement, SMSI may effect a Termination Other Than For Cause, Disability, Death, or Voluntary Termination at any time by written notice to Executive of such termination.
          (b) Upon any Termination Other Than For Cause, Executive shall be paid any accrued salary, any bonus compensation to the extent earned, any deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, and any severance compensation provided in Section 5, but Executive shall be entitled to no other compensation or reimbursement of any kind. In addition, Executive shall continue to participate in all medical, health and life insurance plans and the other benefits provided the Executive (at the same benefit level at which Executive was participating on the date of termination) at SMSI’s expense during the severance compensation period provided for in Section 5, and all unvested stock options then held by Executive shall immediately vest and be exercisable in full within two (2) years of termination.
          (c)
     4.4. Termination by Reason of Disability.
          (a) If, during the Term, Executive is determined by an examining physician to have failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a consecutive period of more than four (4) months, or an aggregate of more than six (6) months in a twelve (12) month period, the SMSI shall have the right to terminate Executive’s employment hereunder by notice to Executive.
          (b) Upon a termination by reason of disability SMSI shall pay to the Executive any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of SMSI in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, except Executive shall have the right to exercise in full any vested stock options then held by Executive.
     4.5. Death.
Upon termination by death, SMSI shall pay to Executive’s estate any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, except that Executive’s estate shall have the right to exercise any stock options vested in Executive prior to Executive’s death.
     4.6. Voluntary Termination. Executive may effect a Voluntary Termination of this Agreement at any time upon sixty (60) days notice to SMSI. In the event of a Voluntary Termination, SMSI immediately shall pay any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of SMSI in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.
     4.7. . Good Cause for Executive to Terminate. Executive shall have the right to terminate this Agreement for “Good Reason,” encompassing (i) any breach by SMSI or SMSI of any of the material terms and provisions of the employment contract on its part to be observed or performed; (ii) any material diminution in Executive’s positions, titles, authority, or status or the assignment to Executive of duties which are materially inconsistent with his position with SMSI; (iii) any reduction in Executive’s salary, except as part of a salary reduction applicable to all senior management; (iv) the relocation of the Place of Performance by more than one hundred (100) miles or (v) a “Change of Control” (i.e. a change in a majority of the membership of the Board, the sale of all or substantially all of SMSI’s or SMSI’s assets the merger or consolidation of SMSI or SMSI as a result of which Executive does not remain the Sr. Vice President of SMSI.) Upon a termination by Executive for Good Cause, Executive shall be paid any accrued salary, any bonus compensation to the extent earned, any deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, and any severance compensation provided in Section 5, but Executive shall be entitled to no other compensation or reimbursement of any kind, except that all unvested stock options then held by Executive shall immediately vest and all options be exercisable in full within two (2) years of termination . In addition, Executive shall continue to participate in all medical, health and life insurance plans and the other benefits provided the Executive (at the same benefit level at which Executive was participating on the date of termination) at SMSI’s expense during the severance compensation period provided for in Section 5.
5. SEVERANCE COMPENSATION. Upon a Termination Other Than for Cause, Disability, Death, or Voluntary Termination, Executive shall receive a severance fee equal to eighteen months at his then-current Base Salary. Such fee shall be payable in equal monthly increments over the period following termination.
6. PAID TIME OFF. Executive shall accrue paid time off (“PTO”), not including sick leave and personal business days, on a monthly basis at the rate of days per month. Executive shall thereby be entitled to not less than twenty (20) business days of PTO during each year of employment plus the “roll over” of Executive’s accrued PTO accumulated prior to the date of this Executive Employment Agreement. Executive is ineligible to accrue PTO benefits while Executive is absent without pay including, but not limited to, unpaid leaves of absence. The purpose of PTO is, among other things, to provide time for recreation and relaxation. SMSI encourages all of its employees to take accrued PTO each year. Accordingly, the maximum PTO Executive will be permitted to accrue is twenty (20) business days. Once this cap on the accrual of PTO has been reached, no additional PTO will accrue until Executive has reduced the balance of her unused PTO accrued to less than twenty (20) business days. Thereafter, PTO will accrue on a prospective basis as long as Executive’s total accrual remains under the cap. SMSI reserves the right to compensate Executive for earned, unused PTO at any time in its sole discretion via a “roll-over” of unused time.
7. HOLIDAYS. Executive shall be entitled to holidays with pay during each calendar year consistent with the holiday schedule applicable to management employees of SMSI, generally.
8. COMPLIANCE WITH EMPLOYER’S RULES. The employment relationship between the parties shall be governed by the general employment policies and procedures of SMSI, including (but not limited to) those relating to the protection of confidential information and assignment of inventions; provided, however, that when the terms of this Agreement differ from or are in conflict with SMSI’s general employment policies or procedures, this Agreement shall control. Executive agrees to abide by all of SMSI’s policies and procedures in effect from time to time.
9. RETURN OF PROPERTY. Upon termination of Executive’s employment, Executive shall deliver all property (including keys, records, notes, lists, data, memoranda, models, and equipment) that is in the Executive’s possession or under the Executive’s control which is the SMSI’s property or related to SMSI’s business.
10. INDEMNIFICATION OF EXECUTIVE. SMSI shall indemnify Executive against any direct losses incurred by Executive to the full extent permitted under the Articles of Incorporation and By-Laws of SMSI, and the laws of the State of Delaware in the performance of his duties to the fullest extent permissible under applicable law.
11. MISCELLANEOUS.

     11.1. Notice: Every notice or other communication required or contemplated by this Agreement by either party shall be delivered to the other party at the address set forth on the signature page below by: (i) personal delivery and deemed given upon delivery; (ii) postage prepaid, return receipt requested, registered or certified mail and deemed given five (5) days after deposit with the United States Postal Service or; (iii) internationally recognized express courier, such as Federal Express, UPS or DHL and deemed given upon delivery. Either party may change its or his address for notice from time to time by providing written notice in the manner set forth above.
     11.2. Attorney Fees. In the event that any action, suit or other proceeding at law or in equity is brought to enforce the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of SMSI, then all reasonable expenses, including, but not limited to, reasonable attorneys’ fees and disbursements (including those incurred on appeal) of SMSI in such action, suit or other proceeding shall (on demand of SMSI) forthwith be paid by Executive. If such action results in a judgment in favor of Executive, then all reasonable expenses, including but not limited to, reasonable attorney’s fees and disbursements (including those incurred on appeal) of Executive in such action, suit or other proceeding shall (on demand of Executive) forthwith be paid by SMSI.
     11.3. Entire Agreement. This Agreement supersedes all prior agreements, and the terms set forth herein represent the entire understanding and agreement between SMSI and Executive regarding compensation, employment, status and position. It is further understood that SMSI’s policies, procedures and rules may be amended or changed at any time by SMSI.
     11.4. Amendment. This Agreement may be modified or amended only if the amendment is made in writing and is signed by both parties. This Agreement cannot be altered in any way by any oral statement(s) made by Executive or SMSI.
     11.5. Severability. If any provision(s) of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision(s) of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.
     11.6. Waiver Of Contractual Right. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right subsequently to enforce and compel strict compliance with every provision of this Agreement.
     11.7. Applicable Law. This Agreement shall be governed by the laws of the State of California without regard to conflict of laws principles.
     11.8. Venue. The parties agree they entered into this Agreement in Santa Cruz County and any disputes concerning this Agreement or attempt to enforce this Agreement shall be brought in the Superior Court of the State of California in and for the County of Orange.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SMSI	EXECUTIVE

/s/ Andrew C. Schmidt Andrew C. Schmidt for William W. Smith, Jr, and on behalf of the Board of Directors	/s/ Jonathan Kahn Jonathan Kahn

51 Columbia Aliso Viejo, CA 94656	608 Seacliff Drive Aptos, CA 95003